Exhibit 99.1

SECOND AMENDMENT TO

THE STOCK PURCHASE PLAN ENGAGEMENT AGREEMENT

This Second Amendment, dated as of May 21, 2024, to the Stock Purchase Plan Engagement Agreement (“Second Amendment”), is entered into by and among ERSTE WV Gütersloh GmbH (“Purchaser”), BofA Securities, Inc. (“Broker”) and Afya Limited (“Company”), herein referred together as the Parties.

WHEREAS

(1) on May 26, 2022, the Parties have entered into a Stock Purchase Plan Engagement Agreement (“Plan”).

(2) on December 15, 2022, the Parties have entered into a First Amendment to the Plan (“First Amendment”).

(3) The Parties wish to amend the Plan and the First Amendment in order to authorize the Broker to purchase further Securities.

NOW, THEREFORE, in consideration for the premises and covenants contained herein, the abovementioned Parties, in order to amend certain provisions of the Plan and the First Amendment, have decided to enter into this Second Amendment, which shall be governed by the following terms and conditions:

A. Amendments

The Parties hereby agree to:

(a) to amend the definition of “Termination Date” as set forth in Section 4.A. of the Plan and subsequently amended by the First Amendment by replacing the references to “September 25, 2023” and “May 31, 2024” with “May 31, 2026”.

(b) subject to clause (c) below, to amend the Subsequent Guidelines by replacing them with Annex A attached hereto (hereinafter referred to as the “Second Subsequent Guidelines”).

(c) the Subsequent Guidelines will be replaced by the Second Subsequent Guidelines (and purchases under the Second Subsequent Guidelines will commence) effective as of the date that is 30 days following the date of this Second Amendment (the “Second Subsequent Guidelines Effective Date”).

(d) all other terms and conditions of the Plan will continue in full force and effect.

In connection with this Second Amendment each of the Purchaser and the Company (severally and not jointly) hereby represents and warrants to Broker that on the date hereof the Purchaser is not aware of any material nonpublic information regarding the Company or the Securities and that its decision to amend the Plan and the First Amended was made in good faith and not as a part of a plan or scheme to evade the prohibition of Rule 10b-5 under the Securities Exchange Act of 1934, as amended.

Erste WV Gütersloh GmbH

/s/ Denise Abel

Denise Abel

Director

/s/ Martin Dannhoff

Martin Dannhoff

Director

AFYA Limited

/s/ Luis Andre Carpintero Blanco

Luis Andre Carpintero Blanco

Chief Financial Officer

BofA Securities Inc.

/s/ Neil Kearns

Neil Kearns

Director